Exhibit 99.2

Contacts:	Shanye Hudson	David Oro
	Investor Relations	Media Relations
	shudson@micron.com	davidoro@micron.com
	(208) 492-1205	(707) 558-8585

MICRON ANNOUNCES $10 BILLION SHARE REPURCHASE AUTHORIZATION

NEW YORK, New York, May 21, 2018 – Micron Technology, Inc. (NASDAQ: MU) today announced at its Analyst and Investor Event in New York City that its Board of Directors has authorized the discretionary repurchase of up to $10 billion of its outstanding common stock, in conjunction with newly announced plans to return at least 50% of free cash flow to stockholders beginning in fiscal 2019.

"The data-driven economy will transform nearly every industry, and drive secular growth in demand for memory and storage. Micron is exceptionally well positioned to capitalize on these opportunities and deliver strong business performance and robust free cash flow," said Sanjay Mehrotra, president and CEO of Micron. "Our business results have dramatically strengthened Micron's balance sheet and this stock buyback program emphasizes our ongoing commitment to enhancing shareholder value."

Micron may purchase shares on a discretionary basis, through open market purchases, block trades, privately negotiated transactions and/or derivative transactions, subject to market conditions and Micron's ongoing determination that it is the best use of available cash. The repurchase authorization does not obligate Micron to acquire any common stock.
Forward-Looking Statements
This press release contains projections or other forward-looking statements regarding future events and the future financial performance of the company and the industry. These forward-looking statements are predictions subject to a number of risks and uncertainties, and the actual events or results may differ materially. Please refer to the documents the company files with the Securities and Exchange Commission, specifically the company's most recent Form 10-K and Form 10-Q. These documents contain and identify important factors that could cause the company's actual results to differ materially from those contained in projections or forward-looking statements. These certain factors can be found at www.micron.com/certainfactors. Although the company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements. The company is under no duty to update any of the forward-looking statements after the date of this release to conform these statements to actual results.
About Micron
We are an industry leader in innovative memory and storage solutions. Through our global brands – Micron®, Crucial® and Ballistix® – our broad portfolio of high-performance memory and storage technologies, including DRAM, NAND, NOR Flash and 3D XPoint™ memory, is transforming how the world uses information to enrich life. Backed by nearly 40 years of technology leadership, our memory and storage solutions enable disruptive trends, including artificial intelligence, machine learning and autonomous vehicles, in key market segments like cloud, data center, networking and mobile. Our common stock is traded on the NASDAQ under the MU symbol. To learn more about Micron Technology, Inc., visit www.micron.com.
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The Micron logo and Micron symbol are trademarks of Micron Technology, Inc. All other trademarks are the property of their respective owners.